Exhibit 10.24

MASTER PURCHASE AGREEMENT

This Master Purchase Agreement  (“MPA”) is made as of  May 7, 2003  (“Effective Date”) between Cisco Systems Inc., a California corporation, having its principal place of business at 170 West Tasman Drive, San Jose, CA 95134 on behalf of itself and its Subsidiaries (collectively, “Cisco”), and Integrated Device Technology, Inc., a Delaware corporation having a place of business at 2975 Stender Way, Santa Clara, California 95054, (“Supplier”).

This MPA has the following attachments, which are incorporated into this MPA by this reference and made a part hereof:

Exhibit A	Product Schedule
Exhibit B	Business Reviews
Exhibit C	Failure Analysis Procedure
Exhibit D	Product Change Notification
Exhibit E	Reschedules and Cancellations
Exhibit F	[*]
Exhibit G	Cisco Authorized Contract Manufacturers
Exhibit H	Dispute Escalation
Exhibit I	Competitor List

PRELIMINARY UNDERSTANDING

A.                                   Supplier is in the business of developing, manufacturing and selling components that are required to achieve the desired functionality of some of Cisco’s products.

B.                                     Cisco desires to purchase from Supplier, and Supplier desires to supply to Cisco, the Products (as defined herein) pursuant to the terms and conditions herein.

NOW, THEREFORE, in consideration of the mutual promises contained herein, the parties agree as follows:

1.                                      DEFINITIONS

1.1                                 “Cisco CMs” shall mean those contract manufacturers engaged in the manufacture of Cisco products who are identified in Exhibit G, as it may be amended by Cisco, in its sole discretion, throughout the Term.

Confidential treatment has been requested for portions of this exhibit.  The copy filed herewith omits the information subject to the confidentiality request.  Omissions are designated as [*].  A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

1.2                                 “Custom”: A Product that is not standard and (i) is customized expressly for Cisco product requirements, or (ii) for which Supplier has no alternative redistribution channel.

1.3                                 “Delivery Date” shall mean the date agreed to by the Parties for receipt of goods at the specified delivery location identified in the applicable purchase order (per INCO terms 2000) for any order for Products.

1.4                                 “e-Hub” shall mean Cisco’s online supply chain management tool.

1.5                                 “Intellectual Property” means any and all tangible and intangible: (i) rights associated with works of authorship throughout the world, including but not limited to copyrights, neighboring rights, moral rights, and maskworks, and all derivative works thereof (ii) trademark and trade name rights and similar rights, (iii) trade secret rights, (iv) patents, designs, algorithms and other industrial property rights, (v) all other intellectual and industrial property rights (of every kind and nature throughout the world and however designated) whether arising by operation of law, contract, license, or otherwise, and (vi) all registrations, initial applications, renewals, extensions, continuations, divisions or reissues thereof now or hereafter in force (including any rights in any of the foregoing).

1.6                                 “Lead Time” shall mean the period from the time Supplier accepts an order for Products until delivery to Cisco or Cisco CM as quoted by Supplier for entry into Combat. Such Lead Time however, shall not exceed [*].  “Combat” shall mean Cisco’s Outsource Manufacturing Business Analysis Tool.

1.7                                 [*]

1.8                                 “Products” shall mean the  products listed in each Product Schedule attached hereto as Exhibit A, and shall include hardware products and Software, user documentation (where applicable) and Supplier’s standard packaging. Products shall also include progeny of or replacements for such Products.

1.9                                 “Product Price” shall mean the mutually agreed to net price that Cisco and Cisco CMs shall pay for each Product as listed in the then applicable Cisco enterprise resource planning database (“Cisco ERP”) or other database, including, but not limited to Combat.

1.10                           “Product Schedule” shall mean the schedule, one for each Product, attached hereto as Exhibit A. Product Schedules agreed upon after the Effective Date shall be executed by the parties and copies shall be appended hereto. The Product Schedules may be amended from time to time in accordance with the mutual agreement of the parties.

1.11                           “Rolling Forecast” shall mean a non-binding twelve (12) month forecast of Cisco’s estimated requirements for Products for itself, Subsidiaries, and Cisco Systems International B.V. as updated periodically.

1.12                           “Semi-Custom” shall mean those Products which may be modified in part to meet Cisco’s requirements and for which there are limited alternative distribution channels.

1.13                           “Software” shall mean any computer code in object code format and whether embedded in or bundled with the Products in any manner, including as firmware, and even if provided separately on disks or other media or by electronic transmission, together with all bug fixes, revisions and upgrades thereto.

1.14                           “Specifications” shall mean the Product-specific specifications that are set forth or referenced in the applicable Product Schedule.

1.15                           “Subsidiary” shall mean a corporation, excluding Cisco Systems International B.V., in which a party effectively owns or controls, directly or indirectly, more than fifty percent (50%) of the voting stock or shares.

1.16                           “Term” shall have the meaning set forth in Section 18.1.

1.17                           “Warranty Period” shall mean the duration of warranty as specified in each Product Schedule, commencing upon delivery of the Product to Cisco, Cisco CMs or other authorized delivery site in compliance with the conditions required in Section 11.2

2.                                      SALES AND PURCHASES OF PRODUCT

2.1                                 Products.   Supplier agrees to supply and Cisco agree to purchase Supplier’s Products pursuant to the terms and conditions of this MPA.  Supplier hereby agrees to supply to Cisco and/or Cisco CMs the Products listed in each Product Schedule in compliance with the Specifications and for the exclusive purpose of incorporation into a final Cisco product.  Supplier’s use of data contained in or entry of data into the Combat tool shall not alter the terms of this MPA.

2.2                                 Purchase Orders.  Supplier agrees that it shall handle purchase orders placed by Cisco CMs identified in Exhibit I.  Supplier shall accept and acknowledge in writing all purchase orders from Cisco or Cisco CMs within three (3) business days after receipt thereof, identifying a firm shipping date in compliance with the applicable Lead Time with each such acknowledgment.  [*]. All purchase orders placed with Supplier by Cisco shall be subject to the terms and conditions of this MPA without specific reference hereto in any such Cisco purchase order.  Cisco shall not be liable for any verbal commitments made by Cisco or Cisco CMs, although Supplier may proceed based upon an authorized Cisco buyer/planner’s provision of a Cisco purchase order number which shall be followed by a written or electronic purchase order to be accepted by Supplier as called for in this Section 2.2.

2.3                                 Flexibility.   Supplier shall ensure that it has the capacity to increase or decrease production of any Products from any given volume as set in the Rolling Forecast as follows:

•                                          [*] if the increase or decrease is to be effected within four (4) weeks; and

•                                          [*] if the increase or decrease is to be effected within eight (8) weeks.

Supplier shall be capable of sustaining such flexibility percentages as measured against a baseline to be refreshed every four weeks.  Additionally, such flexibility capability shall be in accordance with goals and/or Lead Time parameters established by Supplier with Cisco CMs, including the implementation of a supplier managed inventory program (“SMI”).  [*].  Supplier shall coordinate with Cisco and all applicable Cisco CMs to meet any such Rolling Forecast increase or decrease by effectively managing its inventory at the lowest, longest lead time component or raw material level to minimize risk throughout the supply chain while ensuring maximum flexibility and scalability to Cisco’s demand. Supplier hereby acknowledges that neither Cisco nor Cisco CMs shall bear any liability or responsibility for any costs incurred by Supplier to meet such volume increase or decrease unless otherwise provided for in this MPA.

2.4                                 Reschedules and Cancellations.  Cisco CMs may cancel or reschedule purchase orders issued to Supplier in the manner agreed upon with Supplier by each of them.  Cisco may cancel or reschedule purchase orders issued by Cisco directly to Supplier, as set forth in Exhibit E.

2.5                                 Non-Cancellable/Non-Returnable Products.         No Product shall be treated as Non-Cancellable/Non-Returnable (“NCNR”) unless so designated in the applicable Product Schedule.   Purchase orders for any such NCNR Product may be cancelled by either Cisco or Cisco CMs and shall be paid for in the manner and subject to the terms as set forth in Exhibit E.

2.6                                 Disaster Recovery and Business Continuity Plan. Within sixty (60) days after the Effective Date, Supplier shall submit to Cisco a formalized plan for disaster recovery and business continuity specific to location(s) relating in any way to the manufacture and sale of Products to Cisco contemplated by this MPA (the “Plan”). Such Plan, at a minimum, shall identify available alternate facilities, infrastructure and logistics, and provide for security and protective measures necessary to ensure minimal impact to Cisco’s supply of Products from Supplier.

2.7                                 Benefits to Cisco CMs.  Supplier shall ensure that all terms relating to the Products and their purchase set forth in the following Sections of this MPA shall be adhered to with Cisco CMs in the course of their purchase of Products for inclusion in Cisco products. Those terms to be afforded or adhered to with Cisco CMs shall include Sections 2.1-2.3, 2.5, 3.1, 4.2, 5 (entirely), 7 (entirely), 8.4, 10 (entirely), 11.1, and 11.2.

3.                                      PRICING

3.1                                 Prices.  The Product Prices shall be set forth in the then applicable Cisco ERP or other database, including, but not limited to Combat, to be updated on a quarterly basis unless otherwise agreed by the Parties. Transportation and all sales, property, excise and other applicable taxes (other than those based on Supplier’s net income) shall be paid by Cisco.  No additional fees or charges of any sort shall be charged to Cisco, unless the subject of a written Supplier request accepted by a Cisco commodity manager in writing. Invoices submitted to Cisco shall be paid within thirty (30) days from the receipt of a valid invoice. If not received earlier, invoices submitted to Cisco shall be deemed received seven days after their issuance. Supplier shall use its best efforts to meet Cisco’s quarterly cost reduction targets, as they are communicated to Supplier and Supplier will extend to Cisco all price decreases achieved by Supplier.  Cisco shall have the right to alter any percentage of Total Available Purchases (“TAP”) if agreed upon herein, in the event that: (i) Supplier’s pricing is not competitive; (ii) the Products do not comply with the applicable Specifications; (iii) Supplier has failed to or is unable to meet Delivery Dates; or (iv) Supplier is not in compliance with any other material provision hereof. Prices stated in the Product Schedules are in U.S. dollars and do not include applicable Taxes. “Taxes” mean any tax or other charge that Supplier is liable to collect on behalf of any governmental authority as a result of the sale, use or delivery of Products, including without limitation, duties, value added and other withholding taxes. Taxes do not include taxes on Supplier’s net income.

3.2                                 Lowest Price Warranty.  Supplier represents and warrants to Cisco that throughout the Term of this MPA, the Product Prices are and will be no higher than the lowest net prices offered by Supplier [*]. Cisco shall have the right upon reasonable notice to Supplier and reasonable justification for wanting to so, to have a representative examine such applicable books and records of Supplier as are necessary to verify Supplier’s compliance with this Section 3.2.  If the audit reveals that Supplier has not complied, then Supplier shall issue, in Cisco’s discretion, a credit against outstanding future payment obligations for the total difference between the price paid and the lowest price. If such audit reveals that Supplier’s pricing to Cisco for the Products has been more than five percent (5%) higher than pricing for the Products to any of Supplier’s other customers, Supplier shall pay the reasonable fees and expenses of such audit.  For the purpose of this section, the determination of Product pricing shall not take into account any incentive or marketing programs that may be offered by IDT to CM customers.

4.                                      FORECASTS AND PRODUCT ALLOCATION

4.1                                 Forecasts.  On a periodic basis, Supplier will receive, by any means approved by Cisco including via e-Hub, a Rolling Forecast of Cisco’ estimated needs. These forecasts are for planning purposes only and do not constitute any commitment to purchase, unless otherwise explicitly set forth in this MPA. No request for Products shall be binding unless contained in a purchase order in compliance with the requirements of this MPA and pursuant to Exhibit E.

4.2                                 Allocation of Products. In the event Supplier’s manufacturing capacity for any Product is in short supply, Supplier shall deliver to Cisco an allocation no less favorable than any of its other customers, whether internal or external. Supplier shall provide Cisco with as much notice as reasonably possible if it anticipates or has reason to believe that Supplier’s output of the Product will not be sufficient to meet all of Cisco’s requirements for any period. Supplier shall notify Cisco in writing upon reaching a product capacity utilization of [*]. This capacity allocation right shall be in addition to any other rights and remedies of Cisco.

5.                                      SHIPMENT AND DELIVERY

5.1                                 Delivery. Delivery shall be FCA  point of shipment.  Delivery Dates shall be based on the Lead Time shown in each Product Schedule.

5.2                                 Late Delivery.  If Supplier is unable to deliver to a Cisco CM any Products on the Delivery Date, Supplier shall notify the applicable Cisco CM.  If Supplier is unable to deliver Products ordered by Cisco on the Delivery Date, Supplier shall (i) notify a Cisco buyer/planner within twenty four (24) hours of Supplier’s knowledge of late delivery and (ii) make reasonable commercial efforts to allow no less than forty eight (48) hours notice of any such late delivery. In the event that the parties cannot agree on a revised Delivery Date or the late delivery has impacted a Cisco customer order, (i) Cisco or Cisco CMs may cancel the affected purchase orders without penalty, or (ii) Supplier shall accept any reschedule or change in the affected purchase order as Cisco or Cisco CMs may require. Regardless of whether an order was placed by Cisco or Cisco CMs, Supplier shall immediately notify Cisco and, if relevant, all affected Cisco CMs of any known or anticipated delays that may cause a manufacturing line to go down, or of any circumstances that may cause disruption in deliveries.

5.3                                 Shipping Documents and Markings; Packing.

5.3.1                        Documentation.  Shipping documentation must be complete and accurate and include all required information including commercial invoice, packing list, all applicable export and transportation documents and declarations.  An itemized packing list must accompany each shipment and shall prominently identify  (i) the purchase order number, (ii) the description, part number, revision level, and quantity of the Products shipped, (iii) the number of shipping containers in the delivery, (iv) the status of the shipment as complete or partial, and (v) the waybill/bill of lading number.

5.3.2                        Packaging. Unless otherwise specified by Cisco or Cisco CMs, Supplier will package and pack all goods in a manner which (i) is in accordance with good commercial practice, (ii) is acceptable to common carriers for shipment, (iii) follows procedures taking into account the then most current I.C.C. regulations, and (iv) is adequate to ensure undamaged arrival of the Products at the identified destination.

5.3.3                        Markings.  Supplier will mark all containers with necessary lifting, handling and shipping information and with purchase order numbers, date of shipment, and the names of the consignee and consignor.

6.                                      SUPPLIER PERFORMANCE CRITERIA

6.1                                 The ultimate evaluation of Supplier’s performance hereunder for purposes of continued or additional purchases shall be made exclusively by Cisco, in their sole discretion; provided that Cisco will communicate a variety of criteria which may be considered in such evaluation, including Cisco’s “Scorecard” process.  The Scorecard process is Cisco’s formal process for identification of supplier strengths and areas for improvement. Supplier performance will be discussed during QBRs or SBRs as shown in Exhibit B.

7.                                      PRODUCT INSPECTION AND QUALITY

7.1                                 Inspection by Cisco.  Products shall be subject to inspection and testing by Cisco or Cisco CMs for (i) conformance to Product Specifications, (ii) warranty defects and (iii) any other form of damage.

7.2                                 Return.  In case any Product is found not to conform to the mutually agreed upon Specifications, or is in any way defective in material or workmanship, or otherwise damaged (“Non-Conforming Product”), Cisco or Cisco CMs may return the Product and will (i) promptly notify Supplier in writing of the basis of such return and (ii) comply with the Supplier’s Return Materials Authorization (“RMA”) process for the return of the Non-Conforming Products, provided that such RMA process has been given in writing to Cisco or Cisco CM. The Non-Conforming Product will be processed according to the warranty procedure specified in Section 11 herein.

7.3                                 Failure Analysis.    At Cisco’s request, Supplier will adhere to the failure analysis procedure as set forth in Exhibit C and provide to Cisco a failure analysis report specifying the reason for failure of any Non-Conforming Product. [*]

8.                                      PRODUCT SPECIFICATIONS AND CHANGES

8.1                                 Specifications. Supplier agrees to supply Products that conform to the applicable Specifications. Supplier shall not make changes to any Specifications for any Product, or any changes to a Product or process characteristics which could potentially result in a change to the form, fit, or function of the Product without prior written notice given to Cisco in accordance with the Product change notification process in Exhibit D.

8.2                                 Pre-Shipment Testing.  Supplier shall follow pre-delivery test procedures as the parties may agree upon for each Product.

8.3                                 Product Corrections. Within one (1) working day after verifying any bug or other problem in a Product which may result or already has resulted in an adverse impact to Cisco’s installed customer base of such Product, any party may submit a request to make a corrective change.  The requesting party shall provide all applicable data in support of the request.  Within ten (10) business days (unless such time is mutually extended) the parties shall agree upon a course of corrective action and the time for its implementation.

8.4                                 Product Discontinuation.  [*].  If Supplier intends to discontinue the manufacture and sale of any Product (“EOL”), Supplier shall give at least [*] written prior notice to Cisco (the “EOL Period”).  During the EOL Period, orders may be placed orders for such Product pursuant to this MPA, but such orders may not request delivery of such Product on a date later than [*]  after the end of the EOL Period. Supplier shall provide support for the EOL Product pursuant to Section 10.1 of this MPA. In no event shall Supplier accept purchase orders for such Product from any third party after the last day of the EOL Period, without offering the same opportunity for Product procurement to Cisco or Cisco CMs on behalf of Cisco.  Throughout the EOL Period, Supplier shall assist Cisco in identifying alternative products or sources for the affected Products’ functionality.

8.5                                 Plant Move or Closure. If Supplier intends to relocate or close any of its manufacturing plants, it shall provide Cisco a minimum of one hundred twenty (120) days advance written notice. If the closure causes the Supplier to EOL a product, the term of notice shall be as stated in Section 8.4 above. In addition, if Supplier intends to open a new manufacturing plant, Cisco shall receive the same minimum notice as for a move or closure

9.                                      OWNERSHIP OF SOFTWARE; GRANT OF RIGHTS

9.1                                 Ownership. Supplier and its licensors shall retain title to and ownership of the Software.

9.2                                 Software License. Supplier hereby grants to Cisco, Cisco CMs and Cisco’s end-users a non-exclusive, perpetual, worldwide, royalty-free license to use the Software and grants to Cisco and Cisco CMs the right to authorize others to use the Software in connection with the manufacture, sale, license, loan or distribution of Cisco’s products through resellers and multiple tiers of distribution. Except as expressly set forth herein or as permitted by law, Cisco shall not (i) modify, reproduce, copy, reverse engineer, decompile or disassemble all or any portion of the Software, or (ii) create derivative works thereof.

9.3                                 Upgrades. All bug fixes, revisions to and upgrades of the Software, which Supplier makes available to any of its customers at no charge will be made available to Cisco and Cisco CMs at no charge. All other upgrades or Product enhancements will be offered to Cisco and Cisco CMs on mutually agreeable terms and conditions.

10.0                        SUPPORT

10.1                           Support.  Supplier agrees to provide reasonable technical assistance, and failure analysis services (collectively, “Support Services”) with respect to each Product individually, including discontinued Products ordered, delivered and paid for by Cisco or Cisco CMs, for a period of [*] after the later of the last date of shipment to Cisco or Cisco CMs or termination or expiration of this MPA. Products requiring support shall be returned pursuant to Supplier’s RMA process as agreed upon by the parties.   Support Services shall include, but may not be limited to, the following:

10.1.1                  Technical Support. Upon Cisco’s reasonable request, Supplier will provide to Cisco or Cisco CMs in electronic form or other acceptable form, all bug notes or other documentation, and defining the relevant information, symptoms, solutions or workarounds for identified Product problems, including accurate records of Product deficiencies. During the Term of this MPA, Supplier will provide such support to Cisco and Cisco CMs at no charge.

10.1.2                  Emergency Replacement. Supplier shall utilize its reasonable efforts to provide emergency replacement Products functionally equivalent replacement products within [*] of receipt of Cisco’s or Cisco CMs’ request therefor. If no replacement is available, Supplier will provide replacement Products as soon as reasonably possible and will notify Cisco or Cisco CMs of the estimated delivery date for such replacement.

11.0                        REPRESENTATION AND WARRANTIES

11.1                           Warranty of Title.  Supplier warrants and represents that  (i) it shall convey to Cisco and/or Cisco CMs good and clear title to the Products, free and clear of all liens and encumbrances, (ii) at the Effective Date and on the date each Product is shipped, Supplier is not aware of any claims for infringement of Intellectual Property rights with respect to any of the Products, and (iii) it has the full authority to enter into this MPA, to carry out its obligations under this MPA, and (iv) its compliance with the terms and conditions of this MPA will not violate any applicable federal, state or local laws, regulations or ordinances or any third party agreements in effect at the time of manufacture of a particular Product.

11.2                           Product Warranty.  Supplier warrants to Cisco that, for [*] from the date of shipment  the Products whether ordered by Cisco or Cisco CMs (i) will be new and unused, (ii) will comply in all respects with the applicable Specifications, ULA or CSA requirements, (iii) will be free from defects in materials design (to the extent it may cause death or serious bodily harm), and workmanship.  Supplier will, at its expense, repair or replace all Non-Conforming Products with new and unused Products, and deliver the repaired or replacement Products to a location designated by Cisco or Cisco CMs within [*] days after receipt of Cisco’s request for replacement.  In the event Supplier is unable to repair or replace the Product, Supplier will refund the price paid by Cisco.  Any Product repaired or replaced under warranty is warranted for the period of time remaining in the original warranty for the Product, [*]. Supplier will adhere to the failure analysis procedure as set forth in Exhibit C and provide to Cisco a failure analysis report specifying the reason for failure of any Non-Conforming Product [*].  Unless Supplier reasonably demonstrates that a returned Product is not a Non-Conforming Product, Supplier will pay the cost of shipping and insurance for the returned and replacement Products.

11.3                           Epidemic  Failure.  For the purposes of this MPA, epidemic failure will be deemed to have occurred if [*] a substantially similar repetitive defect occurs in a significant number of Product indicating a common or systemic failure (“Epidemic Failure”). An Epidemic Failure shall not include failures due to customer misapplication, utilization of parts not approved by Supplier, or chain failures induced by internally or externally integrated sub-assemblies.

In the event of a claimed Epidemic Failure, Supplier and Cisco will cooperate to implement the following procedure:

(i)                                     The discovering party will promptly notify the other upon discovery of the failure;

(ii)                                  Supplier shall inform Cisco of its preliminary plan for problem diagnosis within one (1) business day of such notification;

(iii)                               Supplier and Cisco will jointly endeavor to verify the Epidemic Failure and immediately diagnose the problem, plan an initial work-around and effect a permanent solution.  If necessary, Product changes will be implemented in the manner set forth in Exhibit D; and

(iv)                              Supplier and Cisco will mutually agree on a recovery plan (the “Recovery Plan”) which may address any or all of the following, as appropriate: customer notification and replacement scheduling, field removal, return and reinstallation, and work in process (“WIP”) and inventory replacement, repair, or retrofitting. The Recovery Plan shall also specify Supplier’s financial responsibility for any activities to be performed. The parties agree to use good faith in expediting the execution of the Recovery Plan.

11.4                           [*].

12.                               SECURITY OF SUPPLY

12.1                           The parties agree that the Products to be purchased under this MPA may be unique and unobtainable from an alternate source, and that apart from other breaches of this MPA which may give cause to Cisco’s right to injunctive relief and/or specific performance, Supplier’s failure to deliver any such unique Products will cause Cisco irreparable injury for which there is no adequate remedy at law. Supplier shall maintain an upside flexibility within a quarter based on rolling forecast as specified in Section 2.3 of this MPA.

13.                               [*]

14.                               INDEMNIFICATION

14.1                           Indemnification by Supplier.  Supplier will indemnify, defend, and hold harmless each of Cisco, Cisco CMs, Cisco resellers, distributors and other sales agents and their respective officers, directors, employees, shareholders, agents, direct and indirect customers, and successors and assigns (collectively the “Indemnified Parties”) from and against all claims, suits, and actions (collectively “Claims”) brought against the Indemnified Parties, and for all resulting damages, losses, costs and expenses (including reasonable attorney and professional fees) (collectively “Losses”) that result or arise from Claims, relating to: (i) any allegation that one or more Products or their manufacture, use, import, or sale infringe, misappropriate, or violate any  Intellectual Property rights of [*] or (ii) allege that one or more Products,  or any part thereof, have caused personal injury or damage to tangible property.  The Supplier will pay all amounts agreed to in a monetary settlement of the Claims and all Losses that result or arise from the Claims.

14.2                           Continued Use.  If Cisco or any of Cisco CMs or any of Cisco’s customers are prevented or are likely to be prevented from obtaining, selling, importing, or using Products by reason of any Claims relating to actual or potential infringement, then Supplier will, at its sole expense, use its best efforts to:  (i) obtain all rights required to permit the manufacture and sale of such Products by Supplier, and the sale, import, and use of the Products by Cisco, Cisco CMs and their customers; or (b) modify or replace such Products to make them non-infringing, provided that any replacement of such Products is satisfactory to Cisco.  If Supplier is unable to achieve any option above within thirty (30) days after issuance of an injunction, then Supplier will promptly refund to Cisco the price, and all shipping, storage, and related costs, of all affected Products that are returned or destroyed and Supplier shall assist Cisco in identifying alternative sources for the affected Products’ functionality.

14.3                           Limitations.  The Supplier will pay all amounts agreed to in a monetary settlement of the Claims and all Losses that result or arise from the Claims.  Cisco will promptly notify Supplier, in writing, of any Claim for which Cisco believes that it is entitled to indemnification (provided that Cisco’s failure to provide such notice will relieve Supplier of its indemnification obligations only if and to the extent that such failure prejudices Supplier’s ability to defend the Claim).  Cisco will permit Supplier to control, in a manner not adverse to Cisco, the defense and settlement of any such Claim using counsel reasonably acceptable to Cisco.  Cisco may employ counsel, at its own expense, with respect to any such Claim (provided that if counsel is employed due to a conflict of interest or because Supplier does not assume control, Supplier will bear such expense). Supplier will not enter into any settlement that affects Cisco’s rights or interests without Cisco’s prior written approval.

14.4                           Exceptions to Supplier’s Indemnity. Supplier shall have no obligation under Section 14.1 to the extent any claim of infringement is caused by (i) use of the Product in combination with any other products not intended by or understood by Supplier, if the infringement would not have occurred but for such combination, or (ii) any alteration or modification of the Product not provided or authorized by Supplier, if the infringement would not have occurred but for such alteration or modification.

15.                               CONFIDENTIALITY

15.1                           MPA As Confidential Information.  The parties shall treat the terms and conditions and the existence of this MPA as Confidential Information (as such term is defined in the NDA referenced below).

15.2                           Confidential Information.  Upon execution hereof, the parties shall comply with the provisions of that Non-Disclosure Agreement executed by Supplier and Cisco Systems, Inc. on September 6, 2001 (the “NDA”).  Notwithstanding any identification of information exchanged hereunder as Confidential Information as defined in the NDA, Supplier specifically acknowledges that in order to manage, monitor, and resolve demand, inventory, supply and production issues directly relating to the manufacture and fulfillment of Cisco’s products, Cisco must share a variety of Supplier’s information and data, as well as some or all of this MPA, with other third parties involved in the manufacture of Cisco’s products, including the Cisco CMs.  Accordingly, Cisco must be and Supplier acknowledges that Cisco is free to disclose to those necessary third parties data and information provided to Cisco by Supplier on condition that such third parties have entered into a confidentiality agreement with Cisco which will limit the use of the information and obligate the third party to keep Supplier’s information confidential.

16.                             LIMITATION OF LIABILITY

16.1                         NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS MPA, [*] UNDER NO CIRCUMSTANCES WILL ANY PARTY, ITS EMPLOYEES, OFFICERS OR DIRECTORS, AGENTS, SUCCESSORS OR ASSIGNS BE LIABLE TO ANOTHER PARTY AND ITS EMPLOYEES, OFFICERS

OR DIRECTORS AGENTS, SUCCESSORS OR ASSIGNS UNDER ANY CONTRACT, STRICT LIABILITY, TORT (INCLUDING NEGLIGENCE) OR OTHER LEGAL OR EQUITABLE THEORY, FOR ANY SPECIAL, INCIDENTAL, EXEMPLARY, INDIRECT OR CONSEQUENTIAL COSTS OR DAMAGES, INCLUDING WITHOUT LIMITATION  LOST PROFITS, LITIGATION COSTS, LOSS OF DATA, PRODUCTION OR PROFIT, ARISING OUT OF OR RELATING IN ANY WAY TO  THE SUBJECT MATTER OF THIS MPA. THIS SECTION DOES NOT LIMIT EITHER PARTY’S LIABILITY FOR BODILY INJURY OF A PERSON, DEATH, OR PHYSICAL DAMAGE TO PROPERTY.

17.                               INSURANCE

Supplier shall, at its own expense, at all times during the term of this MPA and after its termination as required in Section 17.1, provide and maintain in effect those insurance policies and minimum limits of coverage as designated below together with any other insurance required by law in any jurisdiction where Supplier provides Products and/or services under this MPA.  Such policies shall be issued by insurance companies (i) authorized to do business in the jurisdiction where Suppliers endeavors are to be performed and (ii) reasonably acceptable to Cisco. In no way do these minimum requirements limit the liability assumed elsewhere in this MPA, including but not limited to Supplier’s defense and indemnity obligations.  The required insurance shall be subject to the approval of Cisco, but any acceptance of insurance certificates by Cisco shall not limit or relieve Supplier of the duties and responsibilities with respect to maintaining insurance assumed by it under this MPA.

17.1                           Workers’ Compensation, Social Scheme and Employer’s Liability Insurance.  Workers’ Compensation insurance shall be provided as required by any applicable law or regulation and, in accordance with the provisions of the laws of the nation, state, territory or province having jurisdiction over Supplier’s employees. If any such applicable jurisdiction has a social scheme to provide insurance or benefits to injured workers, Supplier must be in full compliance with all laws thereof. Employer’s Liability insurance shall be provided in amounts not less than the local currency equivalent of US [*].

17.2                           General Liability Insurance.  Supplier shall carry Public Liability or Commercial General Liability insurance covering all operations by or on behalf of Supplier arising out of or connected with this MPA including coverage for products liability and products/completed operations liability, claims by one insured against another insured, and Supplier’s defense and indemnity obligations under this MPA, with limits of not less than [*] per occurrence.  Such insurance shall also provide, by endorsement or otherwise, for contractual liability and cross liability and provide a Vendors Broad Form Additional Insured Endorsement. If “claims made” policies are provided, Supplier shall maintain such policies for at least one year after the expiration of this MPA.

17.3                           Automobile Liability Insurance.  Supplier shall carry Comprehensive Business Automobile Liability insurance, including bodily injury and property damage for all vehicles used in the performance of Supplier’s obligations under this MPA, including but not limited to all owned, hired (or rented) and non-owned vehicles.  The limits of liability shall not be less than the local currency equivalent of [*] combined single limit for each incident, or whatever is required by local law or statute, whichever is higher. If injury to third-party passengers of such vehicles is not covered by the above insurance, then Supplier shall also maintain separate insurance to cover injury to such passengers.

17.4                           Errors and Omissions Liability Insurance (Professional Liability).  Supplier shall carry insurance for design and/or professional liability (errors and omissions) with limits of not less than [*] per occurrence or per claim and [*] aggregate annual.

[*].

17.5                           Certificates of Insurance.         Certificates of Insurance or other formalized evidence of the coverages required above shall be furnished by Supplier to Cisco when this MPA is signed, or within a reasonable time thereafter, and within a reasonable time after such coverage is renewed or replaced. If requested by Cisco, a certified copy of the actual policy(s) with appropriate endorsement(s) shall be provided to Cisco. Certificates shall be delivered to:

Global Risk Management

Cisco Systems, Inc.

170 W. Tasman Drive, M/S SJC-11/3

San Jose, CA  95134

17.6                           Cisco Can Provide Insurance. If Supplier does not comply with the insurance requirements of this Section 17, Cisco may, at its option, provide insurance coverage to protect Cisco and Supplier and charge Supplier for the cost of that insurance.

17.7                           Waiver of Subrogation. Except where prohibited by law, Supplier, its subcontractor(s) (regardless of tier) and their respective insurers waive all rights of recovery or subrogation against Cisco, its officers, directors, employees, agents, and insurers for Workers’ Compensation.

17.8                           Policies to be Primary. The policies provided under this MPA shall provide that Supplier’s insurance will be primary to and noncontributory with any and all other insurance maintained or otherwise afforded to Cisco.

18.                               TERM AND TERMINATION

18.1                           Term.  Unless terminated earlier as provided herein, this MPA shall have an initial term of three (3) years from the Effective Date (the “Initial Term”) and shall automatically renew for additional periods of one (1) year each (the “Extended Term”, and together with the Initial Term, referred to herein collectively as the “Term”) unless the appropriate written notice of non-renewal is received as follows: (i) Supplier shall provide to Cisco notice of any such non-renewal at least one hundred and twenty (120) days prior to the expiration of the then applicable term; or (i) Cisco shall provide to Supplier notice of any such non-renewal sixty (60) days prior to the expiration of the then applicable term.

18.2                           Termination For Convenience.  Either party may terminate this MPA for no reason or any reason upon providing to the other the notice required hereunder.  Cisco may so terminate upon sixty (60) days notice to Supplier.  Supplier may so terminate upon the one hundred twenty (120) days notice if approved by Cisco or such other time period agreed upon by the parties as necessary to implement a transition plan.

18.3.  Termination By Cisco.  Cisco may independently terminate this MPA or any of the Products included herein as follows:

18.3.1                  Upon Supplier’s failure to comply with any of the material provisions of this MPA which failure is not remedied during the thirty (30) days (or other extended period as may be agreed to by the parties) following written notice to Supplier of such failure.

18.3.2                  Notwithstanding Cisco’s rights in Section 18.3.1, upon fifteen (15) days notice, if Cisco (i) determines that Supplier’s performance under this MPA is deficient; and (ii) identifies to Supplier those deficiency(ies); and (iii) provides to Supplier a reasonable opportunity to correct the same give the nature of the deficiency and/or utilize appropriate paths of escalation; and (iv) determines that such identified deficiencies still remain.

18.3.3                  Upon thirty (30) days notice, if Supplier has failed to deliver Products for a minimum of thirty (30) days due to force majeure causes as set forth in Section 20.7.

18.3.4                  Immediately upon any transfer by sale, merger or other working combination of ownership of or control over more than [*] of the voting securities or control of Supplier.

18.4                           Termination By Supplier.  Supplier may terminate this MPA as follows:

18.4.1                  Upon Cisco’s failure to comply with any of the material provisions of this MPA which failure is not remedied during the sixty (60) days (or other extended period as may be agreed to by the parties) following written notice to Cisco of such failure.

18.5                           Termination By Either Party.  Either party may terminate this MPA as follows:

18.5.1                  Upon notice to the other party upon the occurrence of any one of the following events: (i) a receiver is appointed for either party or its property; (ii) either makes a general assignment for the benefit of its creditors; (iii) either party commences, or has commenced against it, proceedings under any bankruptcy, insolvency or debtor’s relief law, which proceedings are not dismissed within sixty (60) days; or (iv) either party is liquidated, dissolved or ceases business operations.

18.6                           Survival; Support After Termination. Sections 1, 9.2, 10, 11, 13, 14, 15, 16, 18 and 20, all end user licenses and Cisco’s right to distribute Product shall survive termination or expiration of this MPA for a period of [*]. Supplier shall continue to provide support in accordance with Section 10 at Supplier’s then standard rates offered to any other customer for the Products for a period of [*]. Termination shall be in addition to all other rights and remedies.

19.                               COMPLIANCE WITH LAWS; IMPORT/EXPORT

19.1                           Compliance with Laws.  Supplier warrants it has complied and shall comply with all applicable laws, regulations and ordinances in effect at the time of manufacture of each of the Products. Upon Cisco’s reasonable request, Supplier agrees to provide reasonable assistance to Cisco and Cisco CMs to facilitate compliance with such laws.

19.2                           Import and Export.  Supplier shall provide Cisco with information and assistance as may be reasonably required in connection with executing import, export, sales, and trade programs, including but not limited to, manufacturer’s affidavits, harmonized tariff schedule, export control classification number, qualification information (e.g. origin), and U.S. Federal Communications Commission’s identifier when applicable.

19.3                           Compliance with Environmental Laws. Supplier shall comply with all applicable environmental federal, state and local laws, regulations and ordinances, including but not limited to the laws and regulations of the United States, relating to this MPA and the Products provided hereunder. In the event that Supplier’s performance of its obligations under this MPA requires the delivery to or handling by Cisco or Cisco CMs of hazardous materials as specified in the U.S. Department of Transportation, Title 49 or OSHA standards or regulations, Supplier will promptly notify in writing Cisco or Cisco CMs and upon request will provide Cisco or Cisco CMs with material safety data sheets and other documentation reasonably necessary for compliance with applicable laws and regulations. Notwithstanding the foregoing, Supplier shall be fully responsible under this MPA for any liability resulting from its actions in supplying or transporting hazardous materials or otherwise failing to comply with environmental laws and regulations.

20.0                        GENERAL

20.1                           Assignment.  Either party  may not assign or transfer this MPA, in whole or in part without the prior written consent of the other party. Any attempt to assign or transfer without such consent is void. For purposes of this Section 20.1, any transfer by sale, merger or other working combination of ownership of or control over more than [*] of the voting securities or control of Supplier shall constitute an assignment.

20.2                           Notices.  All notices shall be personally delivered, delivered by telecopy, delivered by a major commercial rapid delivery courier service or mailed by certified or registered mail, return receipt requested, to either party as provided below or such other address as such party may provide by notice pursuant to this Section. Notice shall be effective upon the earlier of (i) receipt or (ii) twenty-four (24) hours after submission by any such method.

Cisco Systems, Inc.	“Supplier”
170 West Tasman Drive	2975 Stender Way
San Jose, CA 95134	Santa Clara, CA 95054

Attn: V.P., Manufacturing	Attn: V.P. Worldwide Sales

with a copy to:	with a copy to:
Cisco Systems, Inc.	“Supplier”
170 West Tasman Drive	2975 Stender Way
San Jose, CA 95134	Santa Clara, CA 95054

Attn: General Counsel	Attn: General Counsel
Fax: (408) 526-7019	Fax: (408) 492-8454

20.3                           Controlling Law and Jurisdiction.  This MPA and all action related hereto shall be governed, controlled, interpreted, and enforced by and under the laws of the State of California and the United States, without regard to the conflict of laws provisions thereof. Unless waived by Cisco, the exclusive jurisdiction and venue of any action with respect to the subject matter of this MPA shall be the state courts of the State of California for the County of Santa Clara or the United States District Court for the Northern District of California and each of the parties hereto submits itself to the exclusive jurisdiction and venue of such courts for the purpose of any such action. The parties hereby agree to expressly exclude application of the United Nations Convention on Contracts for the International Sale of Goods.

20.4                           Waivers and Amendments.  No failure or delay by either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial waiver have effect on any other right, power or privilege.  This MPA may not be altered or amended except by a written document signed by duly authorized representatives of the parties.

20.5                           Severability.  If any provision of this MPA is found unenforceable or invalid under any applicable law or judicial or administrative decision, only that provision will be affected. This MPA shall remain in effect and such unenforceable or invalid provision shall be modified or interpreted so as to best accomplish its objective.

20.6                           Relationship of the Parties.  The parties acknowledge that they are independent contractors and no other relationship, including partnership, joint venture, employment, franchise, master/servant or principal/agent is intended by this MPA.   Neither party shall have the right to bind or obligate the other.

20.7                           Force Majeure.  Neither of the parties shall be considered in default of performance under this MPA to the extent that performance of such obligations is delayed or prevented by fire, flood, earthquake or similar natural disasters, riot, war, terrorism or civil strife, or any other event beyond the reasonable control of such party. Notwithstanding the foregoing, in the event Supplier fails to deliver Products due to such causes, Cisco may either:

•                                          Terminate this MPA in whole or in part after thirty (30) days prior written notice where Supplier fails to deliver for thirty (30) days due to the force majeure event; and/or

•                                          Suspend this MPA in whole or in part for the duration of the delaying cause, and, at Cisco’ option, buy the Products elsewhere and deduct from or apply to any commitment to Supplier the quantity so purchased. Supplier shall resume performance under this MPA immediately after the delaying cause ceases and, at Cisco’ option, extend the then current term period for a period equivalent to the length of time the excused delay continued.

20.8                           Dispute Resolution.  The parties shall use their best efforts to amicably resolve any disputes arising from the activities undertaken in the course of performing or fulfilling this MPA, including but not limited to utilization of the dispute escalation path as set forth in Exhibit H.

20.9                           Third Party Beneficiaries.  Unless expressly provided, no provisions of this MPA are intended or shall be construed to confer upon or give to any person or entity other than Cisco, Supplier and Cisco CMs any rights, remedies or other benefits under or by reason of this MPA.

20.10                     Entire Agreement.  Together with any non-disclosure agreement, this MPA and its exhibits contain the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements relating thereto, written or oral, between the parties.

20.11                     Signatures and Counterparts. This MPA will be valid upon the initial exchange of signatures by facsimile from both parties.

The parties shall, however, ensure that a fully executed original hereof is provided to each party.   Each such fully executed original shall together constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this MPA by persons duly authorized as of the date and year first above written.

SUPPLIER:		CISCO SYSTEMS, INC.

By	William Franciscovich	By	Linda Park
(print)		(print)

/s/ WILLIAM FRANCISCOVICH		/s/ LINDA PARK
(signature)		(signature)

Title	V.P. Worldwide Sales	Title	VP of Commodity Management

Date	5/7/03	Date	6/17/03

EXHIBIT A

Product Schedule

As of Effective Date of MPA

Supplier Part #	Cisco Part #	Supplier Spec. #	Cisco Spec. #	Description	Price	Warranty	NCNR	Sole Source	Required Test	Non-Standard T&C	Additional Costs

1.                                       CONFLICT WITH MPA

The terms and conditions of the MPA shall govern this Product Schedules unless specific alternative terms are set forth above.  In the event of any conflict or inconsistency between this Product Schedule and the MPA, the terms in this Product Schedule will apply.

EXHIBIT A

Product Schedule

Executed After Effective Date of MPA

Supplier Part #	Cisco Part #	Supplier Spec. #	Cisco Spec. #	Description	Price	Warranty	NCNR	Sole Source	Required Test	Non-Standard T&C	Additional Costs

1.                                       CONFLICT WITH MPA

The terms and conditions of the MPA shall govern this Product Schedules unless specific alternative terms are set forth above.  In the event of any conflict or inconsistency between this Product Schedule and the MPA, the terms in this Product Schedule will apply.

2.                                       SIGNATURES AND COUNTERPARTS

This Product Schedule will be valid upon the initial exchange of signatures by facsimile from all parties.  The parties shall, however, ensure that a fully executed original hereof is provided to each party.

The parties hereto have executed this Product Schedule intending it to be incorporated into Exhibit A of the MPA with an Effective Date of __________.

Supplier	Cisco Systems, Inc.

By:	By:
Name:	Name:
Title:	Title:
Date:	Date:

Cisco Systems International B.V.

By:
Name:
Title:
Date:

EXHIBIT B

BUSINESS REVIEWS

A.                                    Quarterly Business Reviews (“QBR”)

1.                                       Target Business Level of Attendees: Account Manager level.

2.                                       Frequency: Once per quarter, if practicable, at a time and location to be mutually agreed upon. The location may be a teleconference.

3.                                       Focus:            The quarterly business reviews will, at a minimum, cover the following topics:

(i)                                     Product quality;

(ii)                                  Review and discussion of supplier performance criteria including those set forth in the Cisco “Scorecard”;

(iii)                               Discussion of price reductions and/or key factors relating to the pricing model;

(iv)                              Lead Time updates per product, with a focus on improvements needed or offered;

(v)                                 The most current Rolling Forecasts and future outlook;

(vi)                              Support issues, if any;

(vii)                           New Product opportunities and Cisco requirements, if relevant; and

(viii)                        Cisco’ product roadmap reviews, if relevant.

B.                                    Semi-Annual Business Reviews (“SBR”).

1.                                       Target Business Level of Attendees:  Account management and where possible, senior management level.

2.                                       Frequency:  Twice annually, if practicable, at a time and location to be mutually agreed upon.

3.                                       Focus:            The semi-annual business reviews will, at a minimum, cover the following topics:

(i)                                     Status and strategic direction of the business relationship, including any open issues;

(ii)                                  Products which may be added to the MPA;

(iii)                               Product roadmaps of any party;

(iv)                              Pricing review; discussions of price reductions and key factors relating to the pricing model; and

(v)                                 Forecast outlook.

EXHIBIT C

FAILURE ANALYSIS PROCEDURE

Cisco will return failed Products to Supplier for failure analysis to resolve observed problems found while used in Cisco products.

Supplier is responsible for performing failure analysis on all returned Products suspected of being defective.  Analysis work shall be performed in a manner necessary to fully determine the root cause for each failure and to identify corrective actions to prevent reoccurrence.

Cisco will classify failure analysis requests into two categories — urgent and normal.  Urgent requests are made when the component failure impacts Cisco’s ability to ship products or when the failure impacts the performance of Cisco equipment installed at a customer location.  All other requests shall be within the normal category.

Supplier will use its best efforts to respond to, identify root cause and implement correction for all failure analysis requests in a timely manner.  Supplier failure analysis responsiveness will be measured using the following standard criteria:

Failure Analysis Type	Normal	Urgent	Deliverables
Initial response	[*]	[*]	Functional status If fail, outline of analysis steps and timeline If pass, return parts to Cisco via overnight carrier
Preliminary failure analysis	[*]	[*]	Preliminary identification of root cause Recommendations for containment of problem
Completed failure analysis	[*]	[*]	Completed failure analysis summary If appropriate, corrective action plan and timeline
Update schedule	[*]	[*]	Progress report on work completed Projection on next actions Updated timelines

EXHIBIT D

PRODUCT CHANGE NOTIFICATION

Cisco Component Engineering must have prior written notification for all changes to product or process characteristics which could potentially result in non-compliance to Cisco physical, mechanical, optical and/or electrical requirements. The types of changes, which require advance notification, if they could potentially result in non-compliance to Cisco requirements, include, but are not be limited to:

•                  Design changes

•                  Layout changes

•                  Changes to dimensions of any layer

•                  Die shrinks or revision

•                  Material change (e.g. plating, UBM, Resin, base metal, dopants)

•                  Change in internal sub-component design, manufacture, part number or sourcing

•                  Manufacturing Process & Procedure change (e.g. wafer fab, assembly or test)

•                  Manufacturing site (e.g. wafer fab, assembly, test facility change)

•                  Product from new, “identical” equipment with known impact to reliability (i.e. Epitaxial systems, deposition/etching tools, burn-in system and so forth)

•                  Changes to burn-in or reliability screen processes for component and constituent sub-components

•                  Form, Fit or Function change

•                  Part numbering convention

•                  EOL/Product Discontinuation

This PCN requirement will apply to Cisco-specified as well as supplier-specified part numbers.

Notification for any of the above changes must be provided a minimum of [*] prior to changed part or component delivery to allow time for analysis. The [*] advance notice may be given in the form of a Horizon Report. Samples of the new device, formal written PCN, and data supporting continued compliance to Cisco requirements for the proposed PCN must be provided a minimum of [*] prior to changed part or component delivery to allow time for qualification and review. The Cisco qualification time will not and cannot begin until all requested samples of the new component arrive at the affected Cisco Business Units. In the case of an End-of-Life announcement or Discontinuance Notice, a formal written EOL PCN or Discontinuance Notice must be provided [*] in advance of the Last Time Buy Date.

Supporting data and qualification data must be submitted with the Part Change Notification to Cisco Component Engineering.

The supporting data and qualification data must include the following information at a minimum:

•                  Effected supplier part numbers (current and new) and effected Cisco part numbers

•                  Reason for change

•                  Description of change including any modifications to test, burn-in, or reliability processes used for assembled component and sub-components if any

•                  Traceability information for changed part or component

•                  Specification or datasheet update

•                  Supplier PCN tracking number

•                  Samples Availability date

•                  PCN Effective Date of shipment of changed part or component

•                  Last Time Buy Date of the unchanged or obsolete product

•                  Fit-Form-Function changes between changed and unchanged part or component

•                  Applicable test/qualification reports (per Cisco 1st and 2nd level component qualification requirements) and anticipated date for completion of final qualification data

The above information may be provided in the form shown in the PCN Template shown in Figure 1 in Section 5.0.

Cisco requires suppliers to assign new ordering part numbers for the following types of changes: Form, Fit or Function change, Die shrinks or revisions, Part numbering convention change, Design change, Layout changes, changes to lead-free plating including and not limited to BGA packages.

All change notices must be emailed to: component-pcn@cisco.com, and all change notices must be approved by Cisco GCSM Component Engineering department.

EXHIBIT E

RESCHEDULES AND CANCELLATIONS

The following terms shall apply to Cisco’s direct orders of Products from Supplier.

1.                                      Reschedules. Upon notice to Supplier, Cisco may reschedule all or a portion of a purchase order for the Products at no charge as follows:

Number of Days

From Original

Delivery Date

[*]                                                                                                                                                                                 Unlimited reschedules, providing that delivery is within [*] from original scheduled delivery date,

[*]                                                                                                                                                                                 Unlimited reschedules

2.                                      Cancellation.  Cisco may cancel all or a portion of a purchase order as follows:

2.1                                 Standard Product

                                                Cisco may cancel in writing some or all of any Purchase Order for Standard Products [*] prior to the ship date that is necessary for Supplier to meet the original Delivery Date (i.e. when the Product has been Pack Listed) [*]. “Standard Products”, for the purposes of this MPA, shall mean Products for which Supplier has other customers, in addition to Cisco.

2.2                                 Semi-Custom Products

2.2.1                        If, [*] prior to the applicable original Delivery Date, Cisco needs to cancel all or a portion of a purchase order that is for semi-custom Product or is classified as NCNR as defined in Section 2.5 of the MPA, Cisco shall pay cancellation charges as provided below:

No. of Days before Original Delivery Date	Cancellation Charges for Semi-Custom Products
[*]	[*]
[*]	[*]

2.3                                 Custom (“NCNR”) Purchase Orders

2.3.1.                   Any purchase orders agreed to as NCNR may not be cancelled or returned by Cisco, unless otherwise agreed to by the parties.

2.4                                 CAM Cancellations

2.4.1.                     Cisco shall be liable to Supplier for any cancellations of CAM Products as follows:

No. of Days before Original Delivery Date	Cancellation Charge
[*]	[*] of cancelled Product value
[*]	[*] of cancelled Product value
[*]	[*] of cancelled Product value
[*]	[*] of cancelled Product value
Greater than production order lead-time	None

2.5                                 At-Risk Production (CAM)

2.5.1                        At-Risk ramp material may be started after Cisco verification sign-off. Cisco must complete Supplier’s “Risk Material Start Authorization Form”.  “At-Risk” means that Cisco accepts all financial responsibilities for the Supplier’s material committed to meet Cisco orders.  Should Cisco decide to scrap material during this phase, for any reason other than Supplier related process or manufacturing issues, Cisco will pay Supplier on a prorated basis for amount of process completed at the time of Supplier’s written cancellation.  Cancellation charges are as follows for at-risk ramp parts:

At-Risk Product cancellation based on the originally scheduled delivery date, with two scenarios, 1) cancellation fee as a percentage of Cisco cost (as specified in current Schedule A) for Custom CAM products, and 2) cancellation fee as percentage of Cisco cost for Standard CAM products:

Scenario	At-Risk Custom CAM Products	At-Risk Standard CAM Products
After Tapeout	[*]	[*]
Prior to wafer start	[*]	[*]
After wafers have started & prior to metalization	[*] cancellation fee	[*]
After wafers have started metalization	[*] cancellation fee	[*]
after test/assembly start	[*] cancellation	[*]

EXHIBIT F

[*]

ATTACHMENT A

[*]

ATTACHMENT B

[*]

EXHIBIT G

CISCO AUTHORIZED CONTRACT MANUFACTURERS

Cisco hereby identifies the following authorized CMs who may purchase Supplier Products on behalf of Cisco.  Cisco may withdraw each such authorization on [*] advance written notice to Supplier, provided that (i) any remedy Cisco may be entitled to or seek resulting from any shipments to any such withdrawn CM shall be between Cisco and the CM; (ii) in the event of such a withdrawal, Cisco may, at their election, cancel any open orders and pay any applicable cancellation charges or accept delivery of and pay for any Products then being manufactured by Supplier for the affected CM for the benefit of Cisco.  Further, Cisco may expand unilaterally this list of authorized CMs upon written notice to Supplier.

[*]

EXHIBIT H

CONTRACT DISPUTE ESCALATION

Level	Cisco	Supplier	Maximum period of time at attempted resolution before escalation to next level
1	Commodity Manager	Account Manager	10 business days or as otherwise mutually agreed
2	Director, Global Supply Management	Business Unit General Manager	10 business days or as otherwise mutually agreed
3	VP Global Supply Management	Group President	10 business days or as otherwise mutually agreed
4	Senior VP Manufacturing	CEO	10 business days or as otherwise mutually agreed

Exhibit I

[*]